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                                                                    Exhibit 1.1

                                         [KENDRICK PIERCE & COMPANY LETTERHEAD]

Confidential

October 17, 2001

Mr. Bernard Janis
Chairman & Chief Executive Officer
Florida Savings Bancorp
8181 SW 117th Street
Pinecrest, FL 33156

Dear Mr. Janis:

We are pleased to submit this Engagement Letter which sets forth the selected terms of the proposed services to be provided by Kendrick, Pierce Securities, Inc. ("Kendrick, Pierce", in connection with an offering of Convertible Debentures ("Debentures") by Florida Savings Bancorp ("Florida Savings"). The Debentures will be offered by Kendrick, Pierce on a "best efforts," and not a firm underwriting basis.

Florida Savings will identify in writing a broad-based group of customers and other associates of Florida Savings and members of the community, other than current stockholders of Florida Savings common stock, who will be contacted by the officers or directors of Florida Savings in connection with the Offering (the "Preferred Investors"). Remaining Debentures will be sold to other persons, other than current stockholders of Florida Savings common stock and Preferred Investors, in the community at large (the "General Public") and by a selling group managed by Kendrick, Pierce. Kendrick, Pierce may designate a co-manager of the Offering with the consent of Florida Savings.

Nothing contained herein constitutes a commitment on the part of Kendrick, Pierce to purchase any of the Debentures, a commitment on the part of Florida Savings to sell any Debentures, or an assurance the Offering will be completed.

1.       Proposed Offering and Services

It is presently contemplated that Florida Savings will offer approximately $5.0 million of Debentures. The amount, interest rate and other terms on the Debentures offered will be determined in consultation with Kendrick, Pierce immediately prior to commencement of the sale of Debentures, but is expected to be consistent with the attached term sheet. The final terms will be based upon prevailing market conditions and a number of other factors, including, but not limited to the following: (i) the earnings of Florida Savings, (ii) the current financial position and future prospects of Florida Savings, and (iii) the condition of the credit and equity markets and particularly as they relate to securities of financial institutions.

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Mr. Bernard Janis
Florida Savings Bank
October 17, 2001
Page 2

Advisory Services - Kendrick, Pierce will serve as lead coordinator of the
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marketing and logistical efforts necessary to prepare for the Offering.
Kendrick, Pierce's responsibilities will include:

        .         Financial advisory services with respect to the type of
                  security, structure and size of Offering;
        .         Participate in drafting the offering circular;
        .         Develop a marketing plan including direct mail, advertising, community meetings and telephone solicitation;
        .         Draft marketing materials including letters, brochures, slide show presentations and advertisements;
        .         Design and implement procedures for handling IRA orders; and
        .         Prepare weekly sales reports for management and ensure funds received balance to such reports.

Securities Sales Services - Kendrick, Pierce will use various sales techniques
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including investor meetings, telephone solicitation, direct mail, and advertising. The sales approach is tailored to fit Madison' specific situation. Kendrick, Pierce's specific actions will include:

        .         Assign licensed registered representatives from or staff to work to solicit orders in the Offering;
        .         Respond to inquiries concerning the Offering and investment opportunity;
        .         Organize, coordinate and participate in investor informational meetings.  These meetings are intended to promote favorable stockholder investor relations and encourage investor
                  interest. The meetings generate widespread publicity for the
                  Offering.
        .         Meet with management and top prospects;
        .         Continually advise management on market conditions and
                  investor responsiveness to the Offering; and
        .         Assemble a selling group of selected broker-dealers to assist in selling stock during the Offering. In doing so, prepare broker "fact sheets" and conduct "road shows" for the purpose of stimulating local interest in the Common Stock and informing the brokerage community of the particulars of the Offering.

2.       Documents

Offering Document - The Debentures to be offered to the public will be the
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subject of a registration statement, offering statement or other similar document ("Registration Statement") meeting the requirements of applicable federal and state securities laws, and the Office of Thrift Supervision ("OTS"), and their respective rules and regulations to the extent applicable. Kendrick, Pierce will

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Mr. Bernard Janis
Florida Savings Bank
October 17, 2001
Page 3

expect that such Registration Statement and any related documentation, including, but not limited to, the Subscription Agreements and the Escrow Agreement (further discussed below), each of which shall be prepared by counsel to Florida Savings, will be satisfactory to Kendrick, Pierce and its counsel. The final registration statement shall contain consolidated financial statements of Florida Saving audited by its independent public accounts ("Accountants") as of and for the years ended December 31, 2000 and 1999 and shall be covered by an opinion of the Accountants containing no material qualifications. Additionally, the final Registration Statement shall contain unaudited financial statements for the nine month period ending September 30, 2001 (or any later period as required by the securities laws). Florida Savings shall cause its Accountants to provide Kendrick, Pierce, upon commencement of the sale of Debentures, with a comfort letter, or comparable assurance letter, providing the usual assurances with respect to all financial data contained in the registration statement and update such letter upon the closing.

As referenced in the preceding paragraph, simultaneous with the execution of the Agency Agreement the parties will enter into an Escrow Agreement, in form and substance satisfactory to both parties and their respective counsel, identifying an Escrow Agent and the terms relating to the deposit of the proceeds of the Offering into an escrow account on behalf of Florida Savings.

Agency Agreement - Immediately prior to the sale of Debentures, Kendrick, Pierce
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and Florida Savings will enter into the Agency Agreement, which upon execution will supersede this Agreement. Upon the occurrence of such event, this Agreement shall be null and void and of no further legal consequence. The Agency Agreement shall contain customary representations and covenants on behalf of Florida Savings and other such terms and conditions as shall be agreed to by Florida Savings and Kendrick, Pierce.

Opinion of Counsel - As a condition to closing, Kendrick, Pierce shall receive
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an opinion of counsel to Florida Savings, in the form and substance set forth in an Agency Agreement to be agreed upon by the parties. Such opinion shall, among other things, provide that the Offering and sale of the Debentures are either properly registered or qualified under, or are exempt from registration or qualification under, the Securities Act of 1933, as amended (the "Act"), and any applicable blue sky laws. Counsel to Florida Savings shall be responsible for performing and ensuring all necessary blue sky compliance and qualification, as set more fully described in paragraph 7 herein.

3.       Due Diligence Review

Kendrick, Peirce and its counsel will conduct an examination of relevant documents and records of Florida Savings and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. Florida Saving agrees to make all such documents, records and other information deemed reasonably necessary by the parties hereto, or their counsel, available to

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Mr. Bernard Janis
Florida Savings Bank
October 17, 2001
Page 4

Kendrick, Pierce upon request. Kendrick, Pierce acknowledges that any form of confidential information regarding Florida Saving provided by Florida Savings or its representatives to allow Kendrick, Pierce to provide the services contemplated by this Engagement Agreement, will be kept confidential by Kendrick, Pierce and its representatives, except such of the information as has been made, or will be made pubic by Florida Savings, or which Florida Savings agrees may be disclosed or which Kendrick, Pierce is required by legal process (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process) to disclose.

4.       Term

The term of this Engagement Agreement shall be for a period of one (1) year from the date of the execution of this Engagement Agreement (the first six months of which is referred to herein as the "Initial Term"). Following the Initial Term, either party may terminate this Engagement Agreement upon thirty (30) days written notice provided to the other party. Notwithstanding any termination or expiration of this Engagement Agreement, Sections 6, 9 and 10 of this Engagement Letter shall survive any termination or expiration of this Engagement Agreement (except if terminated as a result of the execution of the Agency Agreement) along with any other provisions which expressly or by implication survive the termination or expiration (collectively, the "Surviving Provisions").

5.       Fees

In consideration of Kendrick, Pierce's agreement to provide the services as described herein, Florida Savings agrees to compensate Kendrick, Peirce as follows:

(i) A non-refundable retainer of $15,000 upon the signing of this Engagement Agreement. This fee will be offset against compensation due at the closing.

(ii) A fee of one and one-half (1.50%) percent of the dollar amount of Debentures sold to holders of Florida Savings common stock. No fee would apply to Debentures purchased in the Offering by directors, officers and employees of Florida Savings; and

(iii) A fee of one and one-half (1.50%) percent of the dollar amount of Debentures sold to Preferred Investors in the Offering; and

(iv) A fee equal to six (6.00%) percent of the dollar amount of Debentures sold to the General Public.

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Mr. Bernard Janis
Florida Savings Bank
October 17, 2001
Page 5

6.       Expenses

Florida Savings will pay all of the expenses of the Offering customarily borne by issuers, including, but not limited to, printing expenses, legal and accounting fees, "Blue Sky" legal fees, state and federal filing fees, and advertising expenses. Florida Savings will reimburse Kendrick, Pierce for its itemized and reasonable out-of-pocket expenses in connection with this transaction, which shall include legal fees and associated expenses. Kendrick, Pierce agrees to cap its out-of-pocket expenses including legal fees and associated expenses, marketing and travel expenses at $40,000 (it being understood by the parties that all legal fees or filing fees associated with all Blue Sky compliance and/or qualification shall be borne by Florida Savings as further referenced in paragraph 7 below).

7.       Blue Sky

To the extent required by applicable state law, Kendrick, Pierce and Florida Savings will need to obtain or confirm exemptions, qualifications or registration of the Debentures under applicable state securities laws and NASD policies. Florida Savings' counsel shall be responsible for Blue Sky filings and preparation of the Blue Sky memorandum. Florida Savings shall be responsible for any NASD filing fees. Florida Savings will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Kendrick, Pierce's involvement therein and shall furnish Kendrick, Pierce a copy thereof addressed to Kendrick, Pierce or upon which such counsel shall state Kendrick, Pierce may rely, subject to the customary qualifications in offerings of this type.

8.       Indemnification and Contribution

The parties acknowledge and agree that the Agency Agreement shall contain appropriate indemnification and contribution provisions as agreed upon by the parties.

9.       Arbitration

Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conduced in Tampa, Florida before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of the majority of such arbitrators to appeal or review in any court of law or in

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Mr. Bernard Janis
Florida Savings Bank
October 17, 2001
Page 6

equity or by any other tribunal arbitration system or otherwise. Judgment upon any award granted by the majority of such arbitrators may be enforced in any court having jurisdiction thereof.

10.      Obligations

a. Except as set forth below, this Engagement Agreement is merely a statement of intent. This letter is not intended to constitute a binding agreement to enter into an Agency Agreement. While the parties agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between Kendrick, Pierce and Florida Savings arising hereunder shall be only those set forth herein in paragraph 5(i) regarding fees, paragraph 3 regarding confidentiality, paragraph 5 regarding reimbursement for certain expenses, and paragraph 9 regarding arbitration. The terms of the Agency Agreement shall govern and supersede the terms of this letter upon the parties' mutual execution of the Agency Agreement.

b. The obligations of Kendrick, Pierce under the Agency Agreement and Kendrick, Pierce hereunder shall be subject to, among other things, there being, in Kendrick, Pierce's opinion: (i) no material adverse change in the condition or operation of Florida Savings; (ii) satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the Debentures is reasonable given such disclosures; and (iii) no market conditions which might render the sale of the Debentures by Florida Savings hereby contemplated inadvisable.

This Engagement Agreement shall be governed by the laws of the State of Florida shall be binding upon Florida Savings and Kendrick, Pierce, their successors and assigns.

This Engagement Agreement embodies the entire understanding between the parties and may not be modified, altered, amended or supplemented, except by a written agreement executed by both parties hereto. If any provision of this Engagement Agreement is found to be invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

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Mr. Bernard Janis
Florida Savings Bank
October 17, 2001
Page 7

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter along with the $15,000 retainer check, to our office. We look forward to working with you.

         ACCEPTED AND AGREED TO THIS 19/th/ DAY OF OCTOBER, 2001.


KENDRICK, PIERCE SECURITIES, INC.            FLORIDA SAVINGS BANCORP


By: /s/ Russell L. Hunt                      By: /s/ Bernard Janis
    --------------------------------             ------------------------------
Russell L. Hunt                              Mr. Bernard Janis
Managing Director                            Chairman & Chief Executive Officer